Exhibit 99.1

Contact:

Marc Hanover, President

GTx, Inc.

901-523-9700

GTx PROVIDES CORPORATE UPDATE AND SECOND QUARTER 2013 FINANCIAL RESULTS

MEMPHIS, TN. — July 19, 2013 — GTx, Inc. (Nasdaq: GTXI) today provides a Company update and reports financial results for the second quarter of 2013.

Clinical updates

GTx is evaluating enobosarm (GTx-024) 3 mg, an oral selective androgen receptor modulator, for the prevention and treatment of muscle wasting in patients with advanced non-small cell lung cancer in two pivotal Phase 3 clinical trials. The last patients completed these clinical trials during May 2013.  Vital status (survival) of patients participating in the studies will continue to be periodically monitored in accordance with the clinical trial protocols. The Company anticipates providing the topline results for both studies later this quarter which will include the coprimary endpoints, safety assessments, and an update on survival.

GTx continues to enroll the Phase 2, open label clinical trial evaluating enobosarm 9 mg for the treatment of androgen receptor positive and estrogen receptor positive metastatic breast cancer in women who have previously responded to hormonal therapy for the treatment of their advanced breast cancer, which was initiated in the second quarter of 2013. Additionally, GTx continues the enrollment of the Phase 2 clinical trial evaluating Capesaris® (GTx-758), an oral nonsteroidal selective estrogen receptor alpha agonist, for secondary hormonal therapy in men with castration resistant prostate cancer.

Conference call following release of enobosarm phase 3 clinical data

In lieu of hosting a financial results conference call today, later this quarter the Company will host a conference call and webcast following its release of topline data from the two pivotal Phase 3 clinical trials for enobosarm 3 mg for the prevention and treatment of muscle wasting in patients with advanced non-small cell lung cancer.

Financial highlights for the second quarter of 2013

The net loss for the quarter ended June 30, 2013 was $12.8 million compared to a net loss of $10.4 million for the same period in 2012.  The Company’s net loss for the second quarter of 2012 was reduced by net income from discontinued operations of $848,000 related to sales of the commercial product FARESTON®, the rights for which the Company sold in the third quarter of 2012.

Research and development expenses for the quarter ended June 30, 2013 were $10.1 million compared to $9.2 million for the same period of 2012.  General and administrative expenses for the quarter ended June 30, 2013 were $2.7 million compared to $2.4 million for the same period of 2012.

At June 30, 2013, GTx had cash and short-term investments of $31.6 million.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, cancer supportive care, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements relating to GTx’s clinical trials for enobosarm (also known as Ostarine® or GTx-024) and its clinical trial of GTx-758 (Capesaris®). GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) that GTx may not be able to obtain required regulatory approvals to commercialize its product candidates in a timely manner or at all; (iii) that clinical trials being conducted by GTx may not be completed on schedule, or at all, or may otherwise be suspended or terminated; or (iv) that GTx could utilize its available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product candidate development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2013 contains under the heading, “Risk Factors”, a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx, Inc.

Condensed Balance Sheets

(in thousands, except share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,252	$48,044
Short-term investments	3,390	8,045
Prepaid expenses and other current assets	1,002	726
Total current assets	32,644	56,815
Property and equipment, net	285	507
Intangible and other assets, net	562	452
Total assets	$33,491	$57,774
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,796	$1,707
Accrued expenses and other current liabilities	6,503	7,788
Total current liabilities	8,299	9,495
Other long-term liabilities	436	578
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value: 120,000,000 shares authorized at both June 30, 2013 and December 31, 2012; 63,110,430 and 62,818,424 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	63	63
Additional paid-in capital	463,326	460,887
Accumulated deficit	(438,633)	(413,249)
Total stockholders’ equity	24,756	47,701
Total liabilities and stockholders’ equity	$33,491	$57,774

GTx, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Expenses:
Research and development expenses	$10,139	$9,237	$19,753	$19,072
General and administrative expenses	2,684	2,400	5,707	4,988
Total expenses	12,823	11,637	25,460	24,060
Loss from operations	(12,823)	(11,637)	(25,460)	(24,060)
Other income, net	21	53	76	61
Loss from operations before income taxes	(12,802)	(11,584)	(25,384)	(23,999)
Income tax benefit	—	355	—	736
Net loss from continuing operations	(12,802)	(11,229)	(25,384)	(23,263)

Income from discontinued operations before income taxes	—	1,203	—	2,538
Income tax expense	—	(355)	—	(736)
Net income from discontinued operations	—	848	—	1,802

Net loss	$(12,802)	$(10,381)	$(25,384)	$(21,461)

Net loss per share - basic and diluted:
Net loss from continuing operations	$(0.20)	$(0.18)	$(0.40)	$(0.37)
Net income from discontinued operations	—	0.01	—	0.03
Net loss per share	$(0.20)	$(0.17)	$(0.40)	$(0.34)

Weighted average shares outstanding:
Basic and diluted	62,994,771	62,805,662	62,929,816	62,801,835